UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2015

Summit Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd
Suite 500
The Woodlands, TX 77380
(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (832) 413-4770

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Employment Agreement
On July 20, 2015, Steve Newby’s employment agreement with Summit Midstream Partners, LLC (“Summit Investments” or the “Company”) was amended and restated. Mr. Newby is the President and Chief Executive Officer of the Company and Summit Midstream GP, LLC (the “general partner”), which manages and operates Summit Midstream Partners, LP (“SMLP” or the “Partnership”).
Mr. Newby’s new employment agreement, which takes effect on August 13, 2015, has an initial term of two years, and is then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term. Mr. Newby’s employment agreement provides for an annual base salary of $475,000, and a performance-based bonus ranging from 0% to 300% of base salary, with a target of 150% of base salary. Mr. Newby is entitled to receive a prorated annual bonus (based on target) if his employment is terminated by Mr. Newby with good reason, or by the Company without cause or as a result of a non-extension of the term, or due to death or disability. In addition, Mr. Newby’s employment agreement also provides for reimbursement of certain business expenses incurred in connection with his employment, including company-paid tax preparation and advisory services of up to $12,000 per year.
Mr. Newby’s employment agreement provides for a cash severance payment upon a termination resulting from a non-extension of the term by the Company, by the Company without cause or by Mr. Newby for good reason, which is defined generally as the officer's termination of employment within two years after the occurrence of (i) a material diminution in Mr. Newby’s authority, duties or responsibilities, (ii) a material diminution in Mr. Newby’s base salary, target bonus (as a percentage of base salary) or annual bonus range (as a percentage of base salary), (iii) a material change in the geographic location at which the officer must perform his services under the agreement (iv) a change in Mr. Newby’s reporting relationship resulting in Mr. Newby no longer reporting directly to the board of directors of the Company or the general partner or (v) any other action or inaction that constitutes a material breach of the employment agreement by the Company (each a "Qualifying Termination"). In the event of a Qualifying Termination, Mr. Newby’s severance payment will be equal to two and one-half times the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year.
Following any termination of employment other than one resulting from non-extension of the term, his employment agreement provides that Mr. Newby will be subject to a post-termination non-competition covenant through the severance period, and, following any termination of employment, Mr. Newby will be subject to a one-year post-termination non-solicitation covenant. If Mr. Newby’s employment terminates as a result of his non-extension of the term, the Company may choose to subject him to a non-competition covenant for up to one year post-termination. If the Company exercises this “noncompete option”, then Mr. Newby would be entitled to a severance payment in an amount equal to the sum of his annual base salary and annual bonus payable in respect of the preceding year, multiplied by a fraction, the numerator of which is equal to the number of days from the date of termination through the expiration of the restricted period (as elected by the Company) and the denominator of which is 365. In this case, the severance payment will be payable in equal installments over the restricted period. Following any termination of employment, the Company has agreed to pay the out-of-pocket premium cost to continue Mr. Newby’s medical and dental coverage for a period not to exceed 18 months, with such coverage terminating if any new employer provides benefits coverage.
Mr. Newby’s employment agreement also provides that all equity awards granted to Mr. Newby under the LTIP and held by him as of immediately prior to a change in control of us will become fully vested immediately prior to the change in control.
Mr. Newby’s employment agreement provides that, if any portion of the payments or benefits provided to Mr. Newby would be subject to the excise tax imposed in connection with Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced if such reduction would result in a greater after-tax payment to Mr. Newby.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number		Description
10.1	†	Second Amended and Restated Employment Agreement, dated July 20, 2015, and effective August 13, 2015, by and between Summit Midstream Partners, LLC and Steve Newby
____________________
† Management contract or compensatory plan or arrangement that is being filed as an exhibit pursuant to Item 9.01(d) of this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Date: July 23, 2015	/s/ Matthew S. Harrison
Matthew S. Harrison, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amended and Restated Employment Agreement, dated July 20, 2015, and effective August 13, 2015, by and between Summit Midstream Partners, LLC and Steve Newby

4